Exhibit 10.36

Portions of this document have been redacted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Redacted portions are indicated with the notation “*”.

STUDY AGREEMENT

Between

Merck Sharp & Dohme Corp.

and

Enumeral Biomedical Holdings Inc.

This Study Agreement (“Agreement”) confirms the mutual understanding between Merck Sharp & Dohme Corp., a New Jersey corporation, having a place of business at One Merck Drive, Whitehouse Station, NJ 08889-0100 (“Merck”) and Enumeral Biomedical Holdings Inc., a Delaware corporation, having a place of business at 1 Kendall Sq., Cambridge, MA 02139 (“Enumeral”), each a “Party” and collectively, the “Parties”.

1.	Definitions.

“Affiliate” of Merck shall mean any entity (i) in which fifty percent (50%) or more of the voting equity interests are now or hereafter owned or controlled, directly or indirectly, by Merck, (ii) which now or hereafter owns or controls, directly or indirectly, fifty percent (50%) or more of the voting equity interests of Merck, or (iii) in which fifty percent (50%) or more of the voting equity interests are now or hereafter owned or controlled, directly or indirectly, by an entity identified in the preceding clause (i) or (ii).

“Cause” is defined in Paragraph 13.

“Effective Date” shall mean the date on which this Agreement takes effect, as set forth in Paragraph 5.

“Enumeral Technology” shall mean Enumeral immune profiling technology platform, including the procedures and techniques used in connection with the platform, which provides single cell functional profiling including the assessment of the frequency of functional immune cells from tissue samples. The platform employs a proprietary bio-chip containing on its surface a soft molded dense array of spatially addressable subnanoliter microwells that is affixed to a glass slide and enables data capture about cell surface markers and cell secretion through proprietary microengraving process.

“Enumeral Technology Inventions” shall mean inventions or discoveries, whether or not patentable, conceived or made by employees and/or agents of Enumeral (either solely or jointly with employees and/or agents of Merck or Affiliates of Merck or solely by employees and/or agents of Merck or Affiliates of Merck,) that arise from the Study and are an improvement or enhancement to the Enumeral Technology. “Human Material” is defined in Paragraph 11(f).

“Information” shall mean any and all information and data, including without limitation Merck Information, Enumeral Technology and all other information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party under this Agreement.

“Inventions” shall mean any inventions or discoveries, whether or not patentable, conceived or made by employees and/or agents of Enumeral (either solely or jointly with employees and/or agents of Merck or Affiliates of Merck) that arise during the course of performing the Work Plan, other than Enumeral Technology Inventions.

“Merck Information” shall mean all information, data, Merck Material and other items that are supplied by or on behalf of Merck or its Affiliates, or that may be derived from or related to any visits by Enumeral personnel to Merck or its Affiliates premises, and the Study Results.

“Merck Material” shall mean reagents, compounds and any other material provided to Enumeral by or on behalf of Merck pursuant to this Agreement (including, for the avoidance of doubt, CRC/PBMC samples provided by contract research organizations or other Third Parties identified by Enumeral or Merck in accordance with the terms of the Work Plan).

“Non-Identifiable Data” is defined in Paragraph 11(f).

“Officials” is defined in Paragraph 11(b).

“Payment” is defined in Paragraph 11(b).

“Personal Data” is defined in Paragraph 11(f).

“Research Data Sets” is defined in Paragraph 11(f).

“Study” shall mean the research described in the Work Plan, which is being conducted for the purpose set forth in Paragraph 2.

“Study Results” shall mean all information, data, material, reports, and any other items developed or produced by the Parties during the course of performing the Work Plan, including the Final Report, which is defined in Paragraph 8(a).

“Term” is defined in Paragraph 5.

“Third Party” shall mean any individual or entity other than Enumeral, Merck or Merck’s Affiliates.

“Violation” shall mean that either Enumeral, or any of its officers or directors has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (http://oig.hhs.gov/fraud/exclusions/authorities.asp); and/or (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://oig.hhs.gov/fraud/exclusions/exclusions_list.asp) or the U.S. General Services Administration's list of Parties Excluded from Federal Programs (http://www.epls.gov) (each of (a) and (b), singly and collectively, the “Exclusions Lists”).

“Work Plan” shall mean the Work Plan attached as Attachment A.

2.	Purpose.

The Parties agree to diligently perform the Study using Enumeral Technology for identifying functional response of single cell types in colorectal cancer tissue in the presence or absence of IMR modulators identified by Merck pursuant to the terms of this Agreement.

3.	Standards of Performance; Use of Subcontractors; Joint Steering Committee.

(a)     Enumeral and Merck shall engage in the Study upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of the Study are set forth in the Work Plan which may be amended from time to time upon mutual written agreement by authorized representative(s) of the Parties. Enumeral and Merck each shall proceed diligently with the Study and to use personnel with sufficient skills and experience as are required to perform the Study in accordance with the terms of this Agreement and the Work Plan. Each Party shall be responsible for the quality, technical accuracy and completeness of all Study Results and any other items provided by it under this Agreement.

(b)     (i) Enumeral warrants that all persons involved with the Study are employees or agents (individuals and not business organizations) of Enumeral, and that it will not assign any subcontractors to perform the Study without Merck’s prior written permission. Notwithstanding any such permission, Enumeral shall remain at all times fully liable for performance of its obligations hereunder. Should Merck ever grant permission for subcontractors to perform the Study, Enumeral shall cause each of its subcontractors charged with performance of the Study to execute an agreement recognizing Merck’s rights and concurring with the obligations of Enumeral as set forth herein, including, without limitation, those in Paragraphs 7, 8 and 9.

(ii) For the avoidance of doubt, Enumeral or Merck may subcontract all or part of the *, as further described in the Work Plan, to a Third Party. Merck shall be responsible for the cost associated with *.

(iii) Enumeral shall, at no expense to Merck, correct any failure to fulfill any covenants and warranties set forth in this Paragraph 3(b).

(c)   (i) The Study shall be conducted under the direction of a joint research committee (the “JRC”) comprised of a minimum of two (2) representatives of Merck and two (2) representatives of equivalent or higher authority from Enumeral. Each Party may change its representatives to the JRC from time to time in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Study. Additional representative(s) or consultant(s) may from time to time, by mutual consent of the Parties, be invited to attend JRC meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Paragraph 7.

(ii) The JRC shall be chaired by a representative of Merck. Decisions of the JRC shall be made unanimously by the representatives. In the event that the JRC cannot or does not, after good faith efforts, reach agreement on an issue, the resolution and/or course of conduct shall be escalated to senior members of each Party to be resolved; in the case of Merck, to the Vice President of Research Science - Immunology IMRs Oncology Discovery or the equivalent, and in the case of Enumeral, the Vice President of Translational and Clinical Science. In the event that the Parties cannot or do not, after good faith efforts, reach agreement with respect to any such issue, the resolution of such issue and/or course of conduct shall be determined by Merck, in its sole discretion. Notwithstanding anything herein to the contrary, in no event shall the JRC have authority to increase a Party’s obligations under this Agreement or compel a Party to incur additional costs or expenses that are not specifically contemplated under the terms of this Agreement, in all cases without the prior written consent of such Party.

(iii) The JRC shall meet in accordance with a schedule established by mutual written agreement of the Parties with the location for such meetings alternating between Enumeral and Merck facilities (or such other location may be determined by the JRC). Alternatively, the JRC may meet by means of teleconference, videoconference or other similar communications equipment. The JRC shall confer regarding the status of the Study, review relevant data, consider and advise on any technical issues that arise, and review and advise on any budgetary and economic matters relating to the Study which may be referred to the JRC.

4.	Material.

(a)     Merck shall supply, at no cost to Enumeral, sufficient samples of the Merck Material to carry out the Study in accordance with this Agreement. The Merck Material is not to be used in humans. The Merck Material is not to be reengineered for any purpose, including to identify structures or properties. It is understood that the Merck Material is provided to Enumeral only for the performance of the Study and shall not be used for any other purpose, nor shall the Merck Material or any derivatives, analogs, modifications or components thereof be transferred, delivered or disclosed to any Third Party without the advance written consent of Merck. Any unused Merck Material or any derivatives, analogs, modifications or components thereof shall be returned to Merck or otherwise disposed of in accordance with instructions from Merck promptly upon completion of the Study or as may be earlier required under Paragraph 13.

5.	Term.

This Agreement shall be effective on the date of the last signature (the “Effective Date”). The term of this Agreement shall expire on later of delivery of the Final Report or the one (1) year anniversary of the Effective Date, but in no instance later than twenty four (24) months from the Effective Date, unless extended in writing by mutual agreement and subject to early termination as provided in Paragraph 13 (the “Term”).

6.	Amount, Payment & Financial Terms

(a)     Subject to the payment provisions in this Paragraph, Merck shall pay Enumeral the amounts and in accordance with the budget and payment schedule herein. Except as set forth in this Paragraph each Party shall bear their own costs and expenses with respect to this Agreement.

(b)     Enumeral shall apply the research funding it receives from Merck under this Paragraph 6 solely to carry out its Study activities in accordance with the Work Plan and the terms and conditions of this Agreement.

(c)    All invoices shall be paid to Enumeral within * calendar days following receipt of such original invoice together with the following information: (i) the applicable purchase order number under which the Study was performed, (ii) the amount due, (iii) the calculation of such amount due, and (iv) applicable supporting documentation. The purchase order number is required for payment. All invoices shall be directed to the person/entity indicated in Paragraph 15, for payment. Merck shall have the right to make a reasonable request for additional information from Enumeral for the purposes of determining the sufficiency of the Study and the amount, and Enumeral shall respond to such request promptly and reasonably. Merck may dispute any invoiced amount by providing written notice to Enumeral. Merck is not obligated to pay any invoiced amount that is the subject of a good faith dispute until such dispute is resolved, provided that Merck pays any undisputed invoiced amount. Once an invoice dispute is resolved, the invoice shall be paid within * calendar days.

(d) (i) Enumeral shall be liable for any and all income and other taxes (including interest) (“Taxes”) on any and all income it receives from Merck under this Section 6 (“Agreement Payments”) of this Agreement. If applicable laws, rules or regulations require the withholding of Taxes, Merck shall make such withholding payments and shall subtract the amount thereof from the Agreement Payments. Merck shall submit to Enumeral appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. Merck shall provide Enumeral reasonable assistance in order to allow Enumeral to obtain the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments.

(ii)  All amounts due under this Section 6 are exclusive of sales, use, goods and services, value added, excise, and other taxes, duties or charges of a similar nature imposed by any governmental authority, or other taxing authority. If any sales, use, goods and services, value added, excise, and other taxes, duties or charges of a similar nature will be chargeable, Merck shall pay, or upon receipt of invoice from Enumeral shall reimburse, these in addition to the sums otherwise payable, at the rate in force at the due time for payment or such other time as is stipulated under the relevant legislation.  Each of Merck and Enumeral shall use commercially reasonable efforts to minimize obligations relating to taxes of the nature described in this Section 6 as a result of the transactions contemplated by this Agreement.

(e)  Subject to the payment terms above, Merck shall:

A.	Reimburse Enumeral for the cost of performing the Work Plan for the Term up to a maximum of * Enumeral FTEs funding for the Term at a cost of * per FTE per each twelve (12) month period from the Effective Date, not to exceed * dollars for * FTEs per each twelve (12) month period. Enumeral shall invoice Merck quarterly for actual performance and shall not exceed * FTEs without Merck’s prior written consent; and Merck shall pay Enumeral within * days from receipt of invoice.

B.	Make the following milestone payments:

(i)	* upon completion of Aim #1 of the Work Plan and Merck’s receipt of all Study Results from Aim #1 and an invoice from Enumeral;

(ii)	* upon completion of Aim #2 of the Work Plan and Merck’s receipt of data form Aim #2 and an invoice from Enumeral;

(iii)	* upon completion of Aim #3 of the Work Plan and Merck’s receipt of the Final Report and an invoice from Enumeral.

C.	Reimburse Enumeral for the * costs associated with conducting the Work Plan if Enumeral subcontracts the * costs associated with conducting the Work Plan pursuant to Paragraph 3(b)(ii) (i.e., reimbursement for straight pass-through costs incurred from Third Parties working on the * required herein), which shall be paid by Merck to Enumeral within * days from receipt of invoice.

7.	Confidentiality.

(a)  All Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

(i)  is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(ii) is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(iii) is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

(iv) is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

(b) These obligations of confidentiality and non-use shall continue during the Term of this Agreement and even after the Term ends for a period of seven (7) years.

(c) If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Paragraph 7, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions herein, and the Party disclosing Information pursuant to law or valid court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

8.	Reports; Research License Grants; Ownership and Use of Information.

(a)      The Parties shall provide to each other all written reports for the Study as provided in the Work Plan. At Merck’s request, Enumeral shall provide to Merck copies of all documentation and data relating to the Study or shall permit Merck to inspect and copy such documentation and data. Enumeral with input from Merck shall provide a detailed report containing all Study Results (the “Final Report”) promptly upon completion of the Study.

(b)      Ownership of all right, title and interest in and to Enumeral Technology shall reside with Enumeral. Enumeral hereby grants to Merck a non-exclusive, royalty free, worldwide license, sublicenseable to Merck’s Affiliates, to use the Enumeral Technology during the Term to carry out the Study. Merck acknowledges and agrees that nothing in this Agreement grants Merck any rights in Enumeral Technology or any Enumeral know-how or Enumeral patents claiming, covering or relating to the Enumeral Technology, except as expressly provided for herein.

(c)     Ownership of all right, title and interest in and to Merck Information shall reside with Merck. Merck hereby grants to Enumeral a non-exclusive, royalty free, worldwide license, to use the Merck Information during the Term to carry out the Study. Enumeral acknowledges and agrees that nothing in this Agreement grants Enumeral any rights to, or licenses under, the Merck Information or any Merck know-how or Merck patents claiming, covering or relating to the Merck Information, except as expressly stated in this Paragraph 8(c) and in Paragraph 8(e) herein.

(d)     Enumeral agrees that Merck has sole ownership of all right, title and interest, including, but not limited to, copyright rights, in and to the Study Results and does hereby assign any and all right, title and interest in Study Results (other than Enumeral Technology Inventions) developed by it to Merck. Enumeral agrees to execute any and all documents deemed necessary or appropriate by Merck (and/or Merck's Affiliates) to memorialize the transfer of ownership of all right, title and interest, including, but not limited to, copyright rights, to Merck (or Merck's Affiliates, as the context requires) throughout the world. Merck and its Affiliates shall have the unrestricted right to use and disclose the Study Results (other than Enumeral Technology Inventions) for any and all purposes.

(e)   Merck hereby grants to Enumeral a royalty-free, permanent, non-exclusive, non-sublicenseable license to use the Study Results for its internal research purposes only.

9.	Inventions; Enumeral Technology Inventions; License to Inventions.

(a)     It is recognized that the existing and/or already conceived inventions, discoveries and technologies of Merck and Enumeral are their separate property and are not affected by this Agreement. Enumeral shall promptly inform Merck in confidence of any Inventions. Merck shall promptly inform Enumeral of any Enumeral Technology Inventions.

(i) Enumeral agrees that Merck has and will have sole ownership of all right, title and interest in and to Inventions and does hereby assign any and all right, title and interest in such Inventions to Merck. Enumeral agrees to execute any and all documents deemed necessary or appropriate by Merck (and/or Merck's Affiliates) to memorialize the transfer of ownership of all right, title and interest in such Inventions to Merck (or Merck's Affiliates, as the context requires) throughout the world. Enumeral will, upon request by Merck, promptly execute any and all patent applications, assignments or other instruments which Merck deems necessary or useful for the protection or defense of any such Inventions, which may be filed or prepared at Merck’s cost and expense. Enumeral acknowledges and agrees that nothing in this Agreement grants Enumeral any rights to, or licenses under, Inventions claiming, covering or relating to the Merck Information, except as expressly provided for in Paragraph 9(b).

(ii) Merck agrees that Enumeral has and will have sole ownership of all right, title and interest in and to Enumeral Technology Inventions and does hereby assign any and all right, title and interest in such Inventions to Enumeral. Merck agrees to execute any and all documents deemed necessary or appropriate by Enumeral to memorialize the transfer of ownership of all right, title and interest in such Enumeral Technology Inventions to Enumeral throughout the world. Merck will, upon request by Enumeral, promptly execute any and all patent applications, assignments or other instruments which Enumeral deems necessary or useful for the protection or defense of any such Enumeral Technology Inventions, which may be filed or prepared at Enumeral’s cost and expense. Merck acknowledges and agrees that nothing in this Agreement grants Merck any rights to, or licenses under, Enumeral Technology Inventions claiming, covering or relating to the Enumeral Technology, except as expressly provided for in this Agreement.

(b) Merck shall grant to Enumeral a non-sublicensable, non-exclusive, royalty free license to use Inventions, to the extent such Inventions do not pertain to any Merck Material, solely for Enumeral’s internal research use.

(c) Enumeral represents and warrants that no governmental entity or other Third Party has or shall have any claim or right to the Study Results or any Inventions.

10.	Publication and Presentation.

Enumeral shall have no right hereunder to publish or present any of the Merck Information including, without limitation, Study Results, without first providing any such publication or presentation to Merck for prior review and written approval from Merck; and Enumeral shall have no right to prevent publication or presentation by Merck or its Affiliates of the Merck Information including, without limitation, Study Results. In the event of a publication or presentation by Merck or its Affiliates of the Merck Information, including the Study Results, Merck will use reasonable efforts to acknowledge Enumeral in such materials.

11.	Compliance with Law and Ethical Business Practices.

(a)      Enumeral shall conduct the Study in accordance with all applicable laws, rules and regulations. Enumeral will notify Merck in writing of any deviations from applicable regulatory or legal requirements. Enumeral hereby certifies that it will not and has not employed or otherwise used in any capacity the services of any person or entity debarred under Section 21 USC 335a in performing any services hereunder. Enumeral shall notify Merck in writing immediately if any such debarment occurs or comes to its attention, and shall, with respect to any person or entity so debarred promptly remove such person or entity from performing any service, function or capacity related to the Study. Merck shall have the right, in its sole discretion, to terminate this Agreement immediately in the event of any such debarment.

(b)      Enumeral acknowledges that Merck’s corporate policy requires that Merck’s business must be conducted within the letter and spirit of the law. By signing this Agreement, Enumeral agrees to conduct the services contemplated herein in a manner which is consistent with both law and good business ethics.

(i)   Enumeral shall not make any payment, either directly or indirectly, of money or other assets, including but not limited to the compensation Enumeral derives from this Agreement (hereinafter collectively referred as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred as “Officials”) where such Payment would constitute violation of any law. In addition regardless of legality, Enumeral shall make no Payment either directly or indirectly to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of Merck’s business.

(ii)  Enumeral acknowledges that no employee of Merck or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by Enumeral or its agents to any Third Party in violation of terms of this or any other Paragraph of this Agreement.

(c)      Enumeral certifies to Merck that as of the date of this Agreement that Enumeral has screened itself, and its officers and directors against the Exclusions Lists and that it has informed Merck whether Enumeral, or any of its officers or directors has been in Violation. After the execution of this Agreement, Enumeral shall notify Merck in writing immediately if any such Violation occurs or comes to its attention.

(d)      Enumeral’s failure to abide by the provisions of this Paragraph 11 shall be deemed a material breach of this Agreement. Merck may in such case and with immediate effect terminate this Agreement at its sole discretion upon written notice to Enumeral and without prejudice to any other remedies that may be available to Merck.

(e)      Enumeral shall indemnify and hold Merck and any of its Affiliates harmless from and against any and all liabilities (including all costs and reasonable attorneys’ fees associated with defending against such claims) that may arise by reason of the acts or omissions of Enumeral or its agents or other Third Parties acting on Enumeral’s behalf which would constitute a violation of this Paragraph 11.

(f)      (i)       If any human primary cell lines, human tissue, human clinical isolates or similar human-derived materials (“Human Material”) have been or are to be collected and/or used in the Study, Enumeral represents and warrants (i) that it has complied, or shall comply, with all applicable law, guidelines and regulations relating to the collection and/or use of the Human Material and (ii) that it has obtained, or shall obtain, all necessary approvals, consents, and/or authorization required by law for the collection, use and/or transfer of such Human Material as contemplated by this Agreement. Enumeral shall provide documentation of such approvals, consents, and authorizations upon Merck's request. Enumeral further represents and warrants that such Human Material may be used as contemplated in this Agreement without any obligations to the individuals or entities (“Providers”) who contributed the Human Material, including any obligations of compensation to such Providers for any purposes, including, without limitation, any obligations of compensation to such Providers or any other Third Party for the intellectual property associated with the Human Material or the commercial use thereof for any purposes.

(ii)      Notwithstanding anything to the contrary in Paragraph 7, Enumeral shall hold in confidence all data that identifies or could be used to identify an individual (“Personal Data”), except as required or permitted under this Agreement, or to the extent necessary to be disclosed to regulatory agencies as part of the review process. In addition, notwithstanding anything to the contrary in Paragraph 7, Enumeral shall comply with all applicable laws and regulations, as amended from time to time, with respect to the collection, use, storage, and disclosure of any Personal Data, including without limitation, the U.S. Health Insurance Portability and Accountability Act (HIPAA) and the regulations promulgated thereunder. Enumeral agrees to ensure that all appropriate technical and organization measures are taken to protect Personal Data against loss, misuse, and any unauthorized, accidental, or unlawful access, disclosure, alteration, or destruction, including without limitation, implementation and enforcement of administrative, technical, and physical security policies and procedures applicable to Personal Data.

(iii)     Merck and its Affiliates may use Personal Data received from Enumeral to create data sets that contain dates, ages, towns, cities, states and zip codes related to individuals (“Research Data Sets”), and may use and disclose the Research Data Sets, alone or in combination with data that cannot be used to identify an individual natural person (“Non-Identifiable Data”), for medical research, including but not limited to research unrelated to the Study, and any filings of medical research study results with government regulatory agencies worldwide. Merck will: (a) not use or disclose Research Data Sets for any purpose other than as permitted by this Agreement, or as otherwise required by law; (b) use appropriate safeguards to prevent the creation, use or disclosure of Research Data Sets other than as provided for by this Agreement; and (c) not use the Research Data Sets to identify any study subject or contact any study subject. Notwithstanding the foregoing, nothing in this Paragraph 11(f)(iii) shall limit Merck’s use or disclosure of Non-Identifiable Data.

(iv)    Merck shall indemnify and hold Enumeral harmless from and against any and all liabilities (including all costs and reasonable attorneys’ fees associated with defending against such claims) that may directly arise by reason of the acts or omissions of Merck or its Affiliates which would constitute a violation of its or their obligations in this Paragraph 11(f)(iii), except if such claims are due to the negligence, fraud or willful misconduct of Enumeral.

(g)      If animals are used in the Study, each Party will comply with the Animal Welfare Act or other applicable local, state, and national laws or regulations relating to the care and use of laboratory animals. Each Party encourages the other to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 2011), for the humane handling, care and treatment of such research animals. Neither Party will use for food purposes or for commercial breeding any animals which are used or generated in the course of the Study. Furthermore, neither Party will use for food purposes any products derived from those animals (such as eggs or milk).

12.	Liability.

Neither Party assumes responsibility, nor shall have any liability, for the nature, conduct or results of any research, testing or other work performed by or on behalf of the other Party hereunder. ENUMERAL UNDERSTANDS THAT THE MERCK MATERIAL IS SUPPLIED “AS IS” AND IS PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. ENUMERAL ACKNOWLEDGES THAT THE MERCK MATERIAL IS EXPERIMENTAL IN NATURE AND MAY HAVE UNKNOWN HAZARDOUS CHARACTERISTICS, THAT IT IS AWARE OF THE RISKS OF WORKING WITH EXPERIMENTAL MATERIALS, AND THAT IT WILL STRICTLY ADHERE TO PROPER LABORATORY PROCEDURES FOR HANDLING CHEMICALS AND/OR BIOLOGICAL SUBSTANCES WITH UNKNOWN HAZARDS. THE MERCK MATERIAL WILL NOT BE USED IN HUMANS.

13.	Termination or Expiration.

(a)     Merck may terminate this Agreement at any time, with or without Cause, effective upon ninety (90) days’ written notice to Enumeral. In the event of a termination of this Agreement without Cause, Merck shall reimburse Enumeral for the FTE costs incurred in performance of the Study, and will pay Enumeral for any milestones which the Parties have agreed have been achieved but not yet paid at the time of such termination. If this Agreement is terminated for Cause, then in addition to any other remedies available to Merck, no such reimbursement shall be paid by Merck to Enumeral. For the purposes of the foregoing, “Cause” shall mean the material breach by Enumeral of any of its representations or warranties under this Agreement, or the failure of Enumeral to comply with any of its obligations hereunder, in each case only if such breach or failure remains uncured following * days after receipt by Enumeral of Merck’s notice for such cause.

(b)     (i) Upon termination or expiration of this Agreement, or at any other time that Merck may request, Enumeral agrees to return all Merck Information and deliver all Study Results generated by it to Merck.

(ii) Upon termination or expiration of this Agreement, Merck agrees to return all Enumeral Technology and deliver all Study Results generated by it or its Affiliates to Enumeral.

14.	Survival.

The provisions of Paragraphs 3, 4(a) (other than Merck’s obligations to supply the Merck Material), and 7 through and including 21 herein and all definitions relating to the foregoing, shall survive termination or expiration of this Agreement.

15.         Notices.

Any notices required or provided by the terms of this Agreement shall be in writing, addressed in accordance with this Paragraph, and shall be delivered, except as otherwise indicated below, personally or sent by certified or registered mail, return receipt requested, postage prepaid or by nationally-recognized express courier services providing evidence of delivery. Except as noted below, the effective date of any notice shall be the date of first receipt by the receiving Party. Notices shall be sent to the address(es)/addressee(s) given below or to such other address(es)/addressee(s) as the Party to whom notice is to be given may have provided to the other Party in writing in accordance with this provision.

If to Merck:

(Administrative contact)	Business Development & Licensing, MRL
Merck Sharp & Dohme Corp.
126 E. Lincoln Avenue, RY70-200
Rahway, NJ 07065
Attn.: Vice-President and Head
LKR#42554

With a copy to:	Secretary of the Corporation
Merck Sharp & Dohme Corp.
P.O. Box 100, WS3A-65
One Merck Drive
Whitehouse Station, NJ 08889-0100
LKR#142554

Submit invoices to:	Merck Sharp & Dohme Corp.
PtP Shared Services
PO Box 982122
El Paso, TX 79998-2122
Attn: Accounts Payable
Phone: 908-423-3000
E-mail: ptp_services@merck.com

For purposes of the * day payment terms in Paragraph 6(c), the date of receipt of the invoice by “Merck Sharp & Dohme Corp., PtP Shared Services” shall be used.

If to Enumeral:	Enumeral Biomedical Holdings, Inc.
One Kendall Square, Building 400, 4th Floor
Cambridge, MA 02139
Attn.: Chief Executive Officer

16.	Governing Law.

This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, and the patent laws of the United States, without regard or reference to any of its rules or provisions governing conflict of laws.

17.	Entire Agreement; Interpretation.

(a)     This Agreement, together with any Attachments attached hereto and specifically referenced herein, constitutes the entire agreement between the Parties with respect to the Study and supersedes and replaces any and all previous arrangements and understandings, whether oral or written, between the Parties with respect to the Study. Any amendment or modification to this Agreement shall be of no effect unless made in a writing signed by an authorized representative of each Party. If there is a conflict between the terms of this Agreement and any Attachments hereto, the terms of this Agreement shall prevail.

(b)     The Parties acknowledge that they have had ample opportunity to seek and use the advice of counsel in the negotiation and drafting of this Agreement. Thus, this Agreement shall be construed and fairly interpreted in accordance with its terms, without any strict construction in favor of or against either Party. Ambiguities shall not be interpreted against the drafting Party. Any ambiguities in this Agreement shall be interpreted in accordance with the objectives stated in the Work Plan. In construing or interpreting this Agreement, the word “or” shall not be construed as exclusive, and the word “including” shall not be limiting. The use of the singular or plural form shall include the other form and the use of the masculine, feminine or neuter gender shall include the other genders. The use of “shall” and “will” shall have interchangeable meanings for purposes of this Agreement.

18.	Publicity/Use of Names.

(a) No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party (or in the case of Merck, any of Merck’s Affiliates) or its employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except and to the extent as may be required by law or regulation (including, but not limited to, federal and state securities laws), for which prior written permission is not required. With respect to any filing of this Agreement with the U.S. Securities and Exchange Commission, Enumeral will provide Merck with reasonable advance notice and a copy of the portion of such proposed filing to which the Agreement directly relates. Merck may provide comments and/or requests regarding any proposed confidential treatment of the Agreement or the terms and conditions of the Agreement, as the case may be, and Enumeral will consider any reasonable comments and requests made by Merck with respect to such filing, provided that such comments and requests are consistent with applicable law and regulation.

(b) The Parties agree to cooperate in good faith regarding any news release regarding this Agreement in the event the Parties agree in writing to issue such news release pursuant to Paragrapgh18(a).

19.	Assignment.

Enumeral may not assign its rights or obligations under this Agreement without the prior written consent of Merck. Any such purported assignment shall be void.

20.	Severability.

The provisions of this Agreement are severable, and if any provisions hereof shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect.

21.	Counterparts.

This Agreement may be signed in any number of counterparts (facsimile and electronic transmission included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument even if both Parties have not executed the same counterpart.  Signatures for this Agreement may be provided by facsimile transmission or PDF file, which shall be deemed to be original signatures.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the Effective Date.

MERCK SHARP & DOHME CORP.		ENUMERAL BIOMEDICAL HOLDINGS INC.

By	/s/ Benjamin Thorner	By	/s/ Arthur H. Tinkelenberg

	Benjamin Thorner		Arthur H. Tinkelenberg
	Name	Name

	VP, BD&L		President and CEO
	Title	Title

	12/16/2014		17 December 2014
	Date	Date

ATTACHMENT A

Work Plan

*1

1 Denotes three pages omitted pursuant to the Request for Confidential Treatment.

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